Exhibit 99.1

RAD's County Pilot Marks Major Success for AITX in Autonomous Security

County Pilot Validates RAD's AI Technology in Real-World Crime Prevention and Response

Detroit, Michigan, March 27, 2025 - Artificial Intelligence Technology Solutions, Inc. (OTCPK:AITX), along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), reports early results from a county pilot project launched in January 2025.

A futuristic visualization representing RAD’s autonomous security solution in action.

As announced on January 27, 2025, the county ordered three ROSA™ units paired with RAD's advanced agentic AI Agent, SARA™. Two of the three units were installed two weeks ago, and the impact has been immediate.

The site reported zero incidents, five real-time AI-initiated dispatches, and immediate results. In just 14 days since activation, the deployment site has experienced a complete halt in illegal dumping and loitering, two major issues that previously plagued the area. Even more significantly, SARA directly dispatched law enforcement five times in response to real-time incidents, each dispatch resulting in a successful intervention.

This deployment marks the first law enforcement dispatch initiated by SARA. It may also be the first AI agent-initiated police dispatch in history.

"This is truly a watershed moment," said Steve Reinharz, CEO of AITX and RAD. "For years, the promise of AI in public safety has been theoretical. But this deployment marks a real shift. An AI agent saw a crime, assessed it, and autonomously requested human response. And it worked. It is historic not just for RAD, but for the future of law enforcement and municipal safety."

RAD's ROSA devices, equipped with SARA, do not just observe, they deter, respond, and escalate when needed. Their real-time capabilities redefine what public safety technology can deliver.

"Achieving this level of success in just two weeks shows how far ahead this technology is compared to legacy systems," said Troy McCanna, RAD's Senior Vice President of Sales and a former FBI agent.

Following this success, RAD and the county are now planning:

- Expansion of ROSA deployments within the originating department

- Introduction of RAD technology to additional county departments

- Launch of RAD Light My Way, RAD's employee safety solution, for county staff

These results show that RAD's AI-driven autonomous systems are not only redefining security, but they are also actively shaping a safer, smarter future.

About Robotic Assistance Devices, Inc. (RAD)

RAD, a subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), is reimagining the security services industry through its AI-driven software platforms and autonomous systems. RAD is a software and AI development company at its core, creating intelligent technologies that power real-time detection, response, and engagement. Its purpose-built robotic devices are designed and manufactured in-house to operate seamlessly within this ecosystem.

Clients deploy RAD's autonomous technologies to enhance security, reduce reliance on traditional guards, and achieve stronger outcomes with greater efficiency.

To learn more, visit www.radsecurity.com.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in AI-driven technologies that help organizations solve complex challenges, improve operational efficiency, and unlock new business opportunities. Through its subsidiaries, RAD (radsecurity.com), RAD-R (radresidential.ai), RAD-M (radm.ai), and RAD-G (radgroup.ai), AITX delivers a broad portfolio of robotic security and automation solutions.

Each subsidiary serves a distinct market segment, from enterprise and government to residential and mobile security. All AI-driven analytics, user interfaces, and supporting platforms are developed in-house, giving AITX complete control over performance, innovation, and system integration. Where applicable, AITX leverages leading-edge technologies, including large language models, and integrates them into its proprietary software stack to deliver intelligent, responsive security solutions. AITX solutions are ideal for industries such as transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS
The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz
949-636-7060
@SteveReinharz